EX-99.B4.e.

Allocation Options Contract Schedule

Owner:	[John Doe]	Contract Number:	[??687456]
[Joint Owner:	[Jane Doe]]	Issue Date:	[04/15/10]
Annuitant:	[John Doe]	Scheduled Annuity Date:	[04/15/65]

Allocation Guidelines:
1.  [Currently, you can select up to [3] of the Variable Options.  This number will not decrease after the Issue Date.
2. Currently, you can select up to [3] of the Index Performance Strategy Index Options.  This number will not decrease after the Issue Date.
3.]  Allocations must be made in whole percentages.

Variable Options:
Variable Account:  [Allianz Life of New York Variable Account C]

[AZL Money Market Fund
AZL MVP Balanced Index Strategy Fund
AZL MVP Growth Index Strategy Fund]

Index Options:
Index Account:  [Allianz Life of New York Separate Account IANY]

 Index Performance Strategy Index Options
Index	Buffer for all Index Years	Minimum Cap for all Index Years
[S&P 500®1 Index	[10.00]%	[1.50]%]
[Nasdaq-100®2 Index	[10.00]%	[1.50]%]
[Russell 2000®3 Index	[10.00]%	[1.50]%]

 [1S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates. S&P® and S&P 500® are trademarks of S&P and Dow Jones®, Dow Jones Industrial AverageSM, DJIA and The Dow are trademarks of Dow Jones. These trademarks have been sublicensed for certain purposes by Allianz Life Insurance Company of New York (“Allianz Life of NY”). The S&P 500 and Dow Jones Industrial Average (DJIA) are products of S&P Dow Jones Indices LLC and/or its affiliates and have been licensed for use by Allianz. Allianz products are not sponsored, endorsed, sold, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, S&P, or their respective affiliates make any representation regarding the advisability of investing in such product.]

[2The Nasdaq-100 Index® includes 100 of the largest domestic and international non-financial securities listed on The Nasdaq Stock Market, based on capitalization.  The Nasdaq-100®, Nasdaq-100 Index®, Nasdaq®, and OMX® are registered trademarks of NASDAQ OMX Group, Inc. (which with its affiliates are the Corporations) and are licensed for use by Allianz Life Insurance Company of New York.  The product(s) have not been passed on by the Corporations as to their legality or suitability.  The product(s) are not issued, endorsed, sold, or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE PRODUCT(S).]

[3 The Russell 2000 is a trademark of Russell Investments and have been licensed for use by Allianz Life Insurance Company of New York.  The product is not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the product.]

S40876-NY